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                                                                      Exhibit 23

                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Raymond Corporation of our report dated February 10, 1995, included in the 1994 Annual Report to Shareholders of The Raymond Corporation.

Our audits also included the financial statement schedules of The Raymond Corporation listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects to the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63806) pertaining to The Raymond Corporation Savings Plan and in the Registration Statement (Form S-3 No. 33-71480) pertaining to The Raymond Corporation 6.5% Convertible Subordinated Debentures Due 2003 of our report dated February 10, 1995, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of The Raymond Corporation.



                                                        /s/ Ernst & Young LLP
Syracuse, New York
March 27, 1995